Exhibit 99.1

                   Pacific Energy Partners, L.P. to
    Commence Construction of Crude Oil Pipeline to Salt Lake City

    LONG BEACH, Calif.--(BUSINESS WIRE)--April 3, 2006--Pacific Energy Partners, L.P. (NYSE:PPX) ("Pacific Energy") announced that Rocky Mountain Pipeline System LLC ("RMPS"), its wholly-owned subsidiary and primary operating entity in the Rocky Mountain region, is proceeding with the expansion of its crude oil pipeline system from the terminus of Frontier Pipeline near Evanston, Wyoming to the Salt Lake City, Utah refining complex.
    RMPS will construct a new 16-inch pipeline, approximately 91 miles in length, which will parallel and use the common rights-of-way of its existing U-Crude pipeline to Salt Lake City for much of that distance. The new pipeline will be able to transport multiple grades of crude oil in segregated batches, including Canadian heavy crude oil and synthetic crude oil. It is designed to provide the capacity necessary to meet increasing crude oil demand in Salt Lake City, both in the near-term and well into the future. The new pipeline will be constructed in two phases, with construction of the first phase scheduled to begin immediately and be completed in the fourth quarter of 2006. The completion of the first phase will add additional capacity into Salt Lake City of approximately 12,000 barrels per day. The second phase is expected to be completed in October, 2007. Capacity of the completed pipeline will be approximately 95,000 barrels per day.
    "We are excited to commence construction of this new pipeline to Salt Lake City," stated Irv Toole, President and Chief Executive Officer. "Crude oil demand in Salt Lake City continues to grow, and this pipeline will provide ample capacity for both light and heavy crude oil for the foreseeable future. This project is an important component of Pacific Energy's strategy to serve the Rocky Mountain refining market by providing a strategic pipeline corridor from Edmonton, Alberta to Salt Lake City for synthetic crude oil supplies accessed directly in Edmonton, as well as conventional Canadian and Rocky Mountain crude oil. The project is expected to be accretive to distributable cash flow to our limited partners."
    RMPS has the necessary permits from the Bureau of Reclamation for the first 46 miles of pipeline, which will be constructed in the initial phase of the expansion, and is in the process of securing the necessary permits for the balance of the project. The majority of the Salt Lake City refiners have entered into 10-year transportation agreements with RMPS for firm commitments to dedicate all volumes shipped on Frontier Pipeline to the new 16-inch pipeline.
    As previously announced, the first phase of the Salt Lake City pipeline project is expected to cost $32 million. However, Pacific Energy's total 2006 expansion capital budget of $106 million is being increased to $118 million to reflect certain costs associated with the second phase of the project, which are now expected to be incurred in 2006. The total cost for both phases of the project is expected to be approximately $77 million.

    About Pacific Energy:

    Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California. Pacific Energy is engaged principally in the business of gathering, transporting, storing and distributing crude oil, refined products and other related products. Pacific Energy generates revenues by transporting such commodities on its pipelines, by leasing capacity in its storage facilities and by providing other terminaling services. Pacific Energy also buys and sells crude oil, activities that are generally complementary to its crude oil operations. Pacific Energy conducts its business through two business units, the West Coast Business Unit, which includes activities in California and the Philadelphia, PA area, and the Rocky Mountain Business Unit, which includes five Rocky Mountain states and Alberta, Canada.
    Pacific Energy owns a 22.22% interest in and is the operator of the Frontier Pipeline and will be the 100% owner and operator of the new pipeline into Salt Lake City.

    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although Pacific Energy believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct including the estimated capital cost of the new pipeline. The forward-looking statements involve risks and uncertainties that may affect Pacific Energy's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005.

    For additional information about the partnership, please visit www.PacificEnergy.com.



    CONTACT: Pacific Energy Partners, L.P.
             Jennifer Shigei, 562-728-2871
             fax: 562-728-2881
             email: JShigei@PacificEnergy.com